IDS LIFE INSURANCE COMPANY
70100 Ameriprise Financial Center
Minneapolis, MN 55474                            [RiverSourse Annuities logo]

DEFERRED ANNUITY CONTRACT

-     Flexible purchase payments.

- Optional fixed dollar or variable accumulation values and annuity payments.

-     Annuity payments to begin on the settlement date.

-     This contract is nonparticipating. Dividends are not payable.

Annuitant:        John Doe                    Contract Date:     June 15, 2006

Contract Number:       XXXX-XXXXXXXX          Settlement Date:   June 15, 2061

This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company, a Stock Company, Minneapolis, Minnesota. PLEASE READ YOUR CONTRACT CAREFULLY.GRAPHIC OMITTED]

If the annuitant is living on the settlement date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. See the Fixed And Variable Accounts section for variable provisions.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS.

If for any reason you are not satisfied with this contract, return it to us or our representative within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of:
(1) the contract value less the value of any purchase payment credit; and (2) any premium tax charges paid. This contract will then be considered void from its start.

Signed for and issued by IDS Life Insurance Company in Minneapolis, Minnesota, as of the contract date shown above.

/s/ Timothy V. Bechtold
PRESIDENT

/s/ Eric L. Marhoun
SECRETARY


131102

                          GUIDE TO CONTRACT PROVISIONS

CONTRACT DATA.......................................................Pages 2A-2C

      Important contract specifications, fund allocations, fees and charges, surrender charge schedule

DEFINITIONS............................................................Pages 3-4

GENERAL PROVISIONS........................................................Page 5

     Entire Contract
     Modification of the Contract
     Incontestable
     Benefits Based on Incorrect Data
     State Laws
     Federal Laws
     Reports to Owner
     Evidence of Survival
     Protection of Proceeds
     Payments by Us
     Voting Rights

OWNERSHIP, ANNUITANT AND BENEFICIARY......................................Page 6

     Owner's Rights
     Change of Ownership
     Naming a Beneficiary
     Change of Beneficiary
     Beneficiary's Rights
     Change of Annuitiant or successor annuitant
     Assignment

PAYMENTS TO BENEFICIARY................................................Pages 7-8

     Death Benefit Before the Settlement Date
     Pre-election of an Annuity Payment Plan
     Spouse Option to Continue Contract
     Death Benefits After Settlement

PURCHASE PAYMENTS.........................................................Page 9

     Purchase Payments
     Amounts and Intervals
     Payment Limits
     Allocation of Purchase Payments
     Purchase Payment Credits

CONTRACT VALUE.......................................................Pages 10-11

     Variable Account Contract Value
     Fixed Account Contract Value
     Interest to be Credited
     Contract Administrative Charge
     Premium Tax Charges
     Transfers of Contract Values
     Dollar Cost Averaging

FIXED AND VARIABLE ACCOUNTS..........................................Pages 12-13

     The Fixed Account
     The Variable Account
     Investments of the Variable Account
     Valuation of Assets
     Variable Account Accumulation Units and Values
     Net Investment Factor
     Mortality and Expense Risk Charge
     Annuity Unit Value

SURRENDER PROVISIONS.................................................Pages 14-16

     Surrender of the contract for its surrender value
     Rules for Surrender
     Surrender Value
     Surrender Charge
     Surrender Order
     Waiver of Surrender Charges, Hospital or Nursing Home Waiver, Terminal
        Illness Waiver
     Suspension or Delay in Payment of Surrender

ANNUITY PROVISIONS...................................................Pages 17-18

     When annuity payments begin
     Different ways to receive annuity payments
     Determination of payment amounts

TABLES OF SETTLEMENT RATES...........................................Pages 19-20

     Tables showing amount of first variable annuity payment and the guaranteed fixed annuity payments for the various payment plans

131102                                Page 2                           (06/2006)


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

                                  CONTRACT DATA

Annuitant:        John Doe                     Contract Date:     June 15, 2006

Contract Number:        XXXX-XXXXXXXX          Settlement Date:   June 15, 2061

Contract Owner:            John Doe            Age at Issue:      35


Deferred Annuity Contract:

         ("RIVERSOURCE RETIREMENT ADVISOR 4 SELECT(SM) VARIABLE ANNUITY")

Federal Tax Status:     Non-qualified

Cash Submitted With Application:*  $10,000.00

      *Exchanges and transfers from other accounts are not reflected and will be confirmed separately.

Scheduled Purchase Payment:
      Annual Amount:               NA

Maximum Purchase Payments Permitted:
                  1st contract year:               $1,000,000
                  Each contract year thereafter:   $100,000

Special DCA Minimum Purchase Payment:              $10,000

Purchase Payment Credit:                           0-2%


Upon issuance of this contract your purchase payments have been scheduled to be paid and applied to the fixed account and variable subaccounts investing in funds as shown below. You may change the amount, frequency and allocations as provided in this contract. Refer to the Purchase Payments provision.

                                                               Purchase Payments
Funds                                                      Allocation Percentage
-----                                                      ---------------------
GUARANTEE PERIOD ACCOUNTS (GPA)
1 Year Guarantee Period Account                                     00.0%
2 Year Guarantee Period Account                                     00.0%
3 Year Guarantee Period Account                                     00.0%
4 Year Guarantee Period Account                                     00.0%
5 Year Guarantee Period Account                                     00.0%
6 Year Guarantee Period Account                                     00.0%
7 Year Guarantee Period Account                                     00.0%
8 Year Guarantee Period Account                                     00.0%
9 Year Guarantee Period Account                                     00.0%
10 Year Guarantee Period Account                                    00.0%

AIM V.I.
Capital Appreciation Fund, Series II Shares                         30.0%
Capital Development Fund, Series II Shares                          00.0%
Financial Services Fund, Series II Shares                           00.0%
Global Health Care Fund, Series II Shares                           00.0%
International Growth Fund, Series II Shares                         00.0%

ALLIANCEBERNSTEIN VPS
Global Technology Portfolio (Class B)                               00.0%
Growth and Income Portfolio (Class B)                               00.0%
International Value Portfolio (Class B)                             00.0%
Large Cap Growth Portfolio (Class B)                                00.0%

AMERICAN CENTURY(R) VP
Mid Cap Value, Class II                                             00.0%
Ultra, Class II                                                     00.0%
VP Value, Class II                                                  00.0%

COLUMBIA
High Yield Fund, Variable Series, Class B                           00.0%
Marsico Growth                                                      00.0%
Marsico International Opportunities                                 00.0%

CREDIT SUISSE TRUST
Commodity Return Strategy                                           00.0%

DREYFUS VARIABLE INVESTMENT FUND
International Equity Portfolio, Service Class Shares                20.0%
International Value Portfolio, Service Class Shares                 00.0%

EATON VANCE VT
Floating-Rate Income Fund                                           00.0%

EVERGREEN VA
Fundamental Large Cap Fund - Class 2                                00.0%
International Equity Fund - Class 2                                 00.0%

FIDELITY(R) VIP
Contrafund(R) Portfolio Service Class 2                             10.0%
Mid Cap Portfolio Service Class 2                                   00.0%
Overseas Portfolio Service Class 2                                  00.0%

131102                              Page 2A                         (6/2006)

                                                               Purchase Payments
Funds                                                      Allocation Percentage
-----                                                      ---------------------
FRANKLIN TEMPLETON VIP TRUST (FTVIPT)
Franklin Real Estate Securities Fund - Class 2                      00.0%
Franklin Small Cap Value Securities Fund-Class 2                    00.0%
Mutual Shares Securities Fund - Class 2                             00.0%

GOLDMAN SACHS VIT
StructuredSM U.S. Equity Fund                                       00.0%

LEGG MASON PARTNERS
Variable Small Cap Growth Portfolio, Class II                       00.0%

MFS(R)
Investors Growth Stock Series - Service Class                       00.0%
Total Return Series - Service Class                                 00.0%
Utilities Series - Service Class                                    00.0%

NEUBERGER BERMAN ADVISERS MGMT TRUST
International Portfolio S Class                                     00.0%
Socially Responsive Portfolio S Class                               00.0%

OPPENHEIMER
Global Securities Fund/VA, Service Shares                           00.0%
Main Street Small Cap Fund/VA, Service Shares                       00.0%
Strategic Bond Fund/VA, Service Shares                              00.0%
Value Fund/VA, Service Shares                                       00.0%

PIMCO VIT
All Asset Portfolio, Advisor Share Class                            00.0%

RIVERSOURCE(SM) VARIABLE PORTFOLIO
Balanced Fund                                                       00.0%
Cash Management Fund                                                00.0%
Core Bond Fund                                                      00.0%
Diversified Bond Fund                                               00.0%
Diversified Equity Income Fund                                      00.0%
Emerging Markets Fund                                               00.0%
Fundamental Value Fund                                              00.0%
Global Bond Fund                                                    00.0%
Global Inflation Protected Securities Fund                          00.0%
Growth Fund                                                         00.0%
High Yield Bond Fund                                                00.0%
Income Opportunities Fund                                           00.0%
International Opportunity Fund                                      00.0%
Large Cap Equity Fund                                               00.0%
Large Cap Value Fund                                                00.0%
Mid Cap Growth Fund                                                 00.0%
Mid Cap Value Fund                                                  00.0%
S&P 500 Index Fund                                                  00.0%
Select Value Fund                                                   00.0%
Short Duration U.S. Government Fund                                 20.0%
Small Cap Advantage Fund                                            00.0%
Small Cap Value Fund                                                00.0%

VAN KAMPEN
LIT Comstock Portfolio, Class II Shares                             00.0%
UIF Global Real Estate Portfolio, Class II Shares                   00.0%
UIF Mid Cap Growth Portfolio, Class II Shares                       00.0%

WANGER
International Small Cap                                             00.0%
U.S. Smaller Companies                                              00.0%

WELLS FARGO
Advantage Opportunity Fund                                          00.0%
Advantage Small Cap Growth Fund                                     00.0%

Fixed Account
FIX    IDS Life Regular Fixed Account                               20.0%
DCA    IDS Life Special DCA Fixed Account                           00.0%

Fixed Account Minimum Interest Rate:     3.00% annual effective rate

Fixed Account Transfer Percentage:       30%  (See Tranfers of Contract Values provision
                                              for limits on fixed account transfers.)

                                    Page 2B

Fees and Charges:
-----------------

Contract Administrative Charge:
         Initial Annual Charge                                                                   $30
                  We reserve the right to adjust this charge after the first contract anniversary, but the charge will never exceed $50.

         Initial Annual Charge if contract value, or
         purchase payments less purchase payments
         surrendered, equals or exceeds $50,000                                                   $0

                  We reserve the right to charge up to $20 after the first contract anniversary. See Contract Administrative
                  Charge provision.

Mortality and Expense Risk Charge:                  1.25%

Return of Purchase Payment Death Benefit Rider       Effective 6-15-2006
        Initial Annual Charge*                                                                  .20%

Maximum Five-Year Anniversary Value Death Benefit Rider       Effective 6-15-2006
        Initial Annual Charge*                                                                  .10%

Maximum Anniversary Value Death Benefit Rider       Effective 6-15-2006
        Initial Annual Charge*                                                                  .25%

Enhanced Earnings Death Benefit Rider       Effective 6-15-2006
        Initial Annual Charge*                                                                  .30%
                  Rider Benefit Percentage                   40%
                  Maximum Earnings at Death Percentage       250%

Enhanced Earnings Plus Death Benefit Rider        Effective 6-15-2006
        Initial Annual Charge*                                                                  .40%
                  Rider Benefit Percentage                   40%
                  Maximum Earnings at Death Percentage       250%
               Exchange Amount Percentage Schedule
                  Death occurring in Contract Years        Percentage
                  ---------------------------------        ----------
                              1 - 2                          0%
                              3 - 4                          10%
                              5 and later                    20%

Discount for multiple death benefit rider election                                              -.10%/-.05%

Total Initial Annual Rider Charges                                                              X.XX%

       *We reserve the right to adjust rider charges after the tenth rider anniversary by a maximum of .10% for any rider.



Schedule of Surrender Charges
-----------------------------

      Contract                               Surrender Charge Percentage
        Year                                 Applied to Purchase Payment
        ----                                 ---------------------------

         1                                               7%
         2                                               7%
         3                                               7%
     Thereafter                                          0%


                                  Page 2C


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


                                   DEFINITIONS

The following words are often used in this contract. When we use these words, this is what we mean:

ACCUMULATION UNIT

An accumulation unit is an accounting unit of measure. It is used to calculate the variable account contract value prior to settlement.

ANNUITANT

The person or persons on whose life monthly annuity payments depend. The annuitant may be changed as provided in this contract.

ANNUITY UNIT

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the settlement date.

CODE

The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTRACT ANNIVERSARY

The same day and month as the contract date each year that the contract remains in force.

CONTRACT DATE

The date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

CONTRACT VALUE

The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the Variable Account Contract Value (which varies with the investment performance of the elected subaccounts) for this contract.

FIXED ACCOUNT

The fixed account is made up of all our assets other than those in any separate account.

FIXED ANNUITY

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

NONQUALIFIED CONTRACT

A contract used primarily for retirement purposes that is not intended to qualify under 401(a), 403 or 408 of the Code.

REGULAR FIXED ACCOUNT

The Regular Fixed Account is an option available within the fixed account. Purchase payments allocated to the Regular Fixed Account will earn a specified rate of interest.

SETTLEMENT

The application of the contract value of this contract to an Annuity Payment Plan to provide annuity payments.

SETTLEMENT DATE

The date shown under Contract Data on which annuity payments are scheduled to begin. This date may be changed as provided in this contract. You will be notified prior to the settlement date, and you will provide instructions to us to select an annuity payment plan.

SPECIAL DCA FIXED ACCOUNT

The Special DCA fixed account is an option available within the fixed account whereby new purchase payments allocated will earn a specified rate of interest if they are transferred monthly to the variable subaccounts within specified time periods we declare.

SUCCESSOR ANNUITANT

The person who becomes the annuitant when the current annuitant dies prior to settlement.

VALUATION DATE

Any normal business day, Monday through Friday, on which the New York Stock Exchange is open, up to the close of business. At the close of business, the next valuation date begins.

VALUATION PERIOD

A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amounts; and (2) vary in amount with the investment experience of one or more of the variable subaccounts.


131102                              Page 3                             (06/2006)

VARIABLE SUBACCOUNTS

The portfolios of the Variable Account. The subaccounts available on the contract date are named under Contract Data.

WE, OUR, US

IDS Life Insurance Company

WRITTEN REQUEST

A request in writing, on a form acceptable to us, signed by you and delivered to us at our corporate office.

YOU, YOUR

The owner or owners of this contract. The owner may be a natural, living person or a non-natural entity (e.g., a trust or corporation). If this is a nonqualified contract or an investment in a Qualified Plan under section 401(a) of the Code, the owner may be someone other than the annuitant. The owner may be changed as provided in this contract.


131102                              Page 4                             (06/2006)

                               GENERAL PROVISIONS

ENTIRE CONTRACT

This contract form and any endorsements or riders are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

MODIFICATION OF THE CONTRACT

This contract may be modified at any time by written agreement between you and us. The modification must be signed by one of our corporate officers (President, Vice President, Secretary or Assistant Secretary).

INCONTESTABLE

This contract is incontestable from its date of issue.

BENEFITS BASED ON INCORRECT DATA

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will be made up promptly. Any overpayments made by us will be subtracted from future payments under this contract and/or as otherwise legally permissible.

STATE LAWS

This contract is governed by the laws of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

FEDERAL LAWS

This contract is intended to qualify as an annuity contract under Section 72 of the Internal Revenue Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. We will send you a copy of any such amendments.

REPORTS TO OWNER

At least once a year we will send you a statement showing the contract value and the surrender value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.

EVIDENCE OF SURVIVAL

Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payment.

PROTECTION OF PROCEEDS

Payments under this contract are not assignable by any beneficiary prior to the time they are due.

PAYMENTS BY US

All sums payable by us are payable from our corporate office. Any payment or surrender from a variable annuity is based on the variable account contract value.

VOTING RIGHTS

So long as federal law requires, we will give certain voting rights to contract owners. As contract owner, if you have voting rights we will send a notice to you telling you the time and place of the shareholder meeting. The notice will also explain matters to be voted upon and how many votes you have.


131102                              Page 5                             (06/2006)

                      OWNERSHIP, ANNUITANT AND BENEFICIARY

OWNER'S RIGHTS

Unless otherwise stated in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

CHANGE OF OWNERSHIP

You can change the ownership of this contract by written request. The change must be made while the annuitant is living. Once we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before recording.

NAMING A BENEFICIARY

Except as otherwise provided in the contract, beneficiaries are those you designate to receive benefits of this contract if you die while this contract is in force. We will not be bound by any such designation unless made by written request and recorded by us. Any changes take effect as of the date such written request was signed. However, we are not liable for any payment made by us before we record such written request.

For joint spousal ownership with right of survivorship, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse to use the spousal continuation at death option described in the "Payments to Beneficiary" section of the contract. (The deemed surviving spouse sole beneficiary designation may only be overridden if specifically requested in writing and signed by both joint spousal owners.)

CHANGE OF BENEFICIARY

If the annuitant is still living, you may change the beneficiary anytime by satisfactory written request to us. Once we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

BENEFICIARY'S RIGHTS

If the death benefit under this contract becomes payable to a beneficiary (payee) under an Annuity Payment Plan, that payee shall have the right to name a beneficiary by written request.

CHANGE OF ANNUITANT OR SUCCESSOR ANNUITANT

If this is a nonqualified contract and you are a natural person, you may change the annuitant or successor annuitant if the request is made before annuity payments begin and while the existing annuitant is living. Once we receive a satisfactory written request and we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

In the case of joint spousal ownership, one owner must be named as successor annuitant.

PRE-ELECTION OF AN ANNUITY PAYMENT PLAN

If this is a nonqualified contract, you may elect how the death benefit described herein is to be paid under the contract in the event of death before the settlement date by written request. In this event the death benefit shall be payable as so elected by you, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract.

ASSIGNMENT

If this is a nonqualified contract, you can assign this contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any new assignment must be submitted to us at our corporate office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our corporate office. We are not responsible for the validity or effect, tax or otherwise, of any assignment.


131102                              Page 6                             (06/2006)

                             PAYMENTS TO BENEFICIARY

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving you, in accordance with your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If there is no valid beneficiary designation or no beneficiary survives, we will pay the benefits as follows:

      - if the owner is other than a natural person, we will pay the owner, otherwise;

      -     to your spouse, if living;

      -     if no spouse is living, to your lawful children per stirpes;

      - if you have no spouse or direct descendents, to your parents equally or the survivor, if living, otherwise to your estate.

If the annuity is jointly owned by non-spousal owners, then the death benefit will be paid to the beneficiary at the death of the first joint owner.

If the owner is other than a natural person (e.g., a trust or corporation), and
-------------------------------------------
the annuitant dies before settlement, death benefits are payable to the beneficiary. The annuitant's age will be used to determine the death benefit.

If the annuitant and the owner are not the same person and the annuitant dies
-----------------------------------------------------------------------------
before the contract is settled, the owner becomes the annuitant unless a successor annuitant has been previously selected. The contract continues in force, and no benefits are paid to the beneficiary.

DEATH BENEFIT BEFORE THE SETTLEMENT DATE

If you die before the settlement date while this contract is in force, and if you are age 75 or younger on the Contract Date, we will pay the beneficiary the greater of:

1. the contract value, less any purchase payment credits subject to reversal as indicated in the Purchase Payment section of the contract, as of the date we receive due proof of death; or

2.    the total purchase payments minus any "adjusted partial surrenders."

An "adjusted partial surrender" is calculated for each partial surrender as the product of (a) times (b) where:

      (a) is the ratio of the amount of the partial surrender to the contract value on the date of (but prior to) the partial surrender; and

      (b) is the death benefit on the date of (but prior to) the partial surrender.

If you are age 76 or older on the Contract Date, we will pay the beneficiary the contract value, less any purchase payment credits subject to reversal as indicated in the Purchase Payment section of the contract, as of the date we receive due proof of death.

The death benefit will be payable in a lump sum on the valuation date we receive due proof of death of the owner. Due proof of death includes all documents needed to complete any beneficiary's claim. The beneficiary may elect to receive payment anytime within 5 years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.    payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

We will determine the contract value on which we base amounts payable or applied under this section on the next accumulation unit value calculated after we receive due proof of death at our corporate office.

SPOUSE OPTION TO CONTINUE CONTRACT UPON OWNER'S DEATH

If the owner's death occurs prior to the settlement date, a spouse who is designated as sole primary beneficiary, or as a joint tenant with right of survivorship, may elect by written request to forego receipt of the death benefit and instead continue this contract as owner, including any associated riders in force, subject to rider continuation rules in effect. If the owner was also the annuitant, then the spouse becomes the annuitant as well. The election by the spouse must be made at the time we receive due proof of death.


131102                              Page 7                             (06/2006)

DEATH BENEFITS AFTER SETTLEMENT

The death of the annuitant triggers a death benefit after the settlement date. The amount payable, if any, will depend on the annuity payment plan then in effect.

If the owner is the annuitant and dies after the settlement date, payments cease
--------------------------------------
for life-contingency only plans. Payments continue to beneficiaries for the remainder of any guarantee period or for the lifetime of a surviving joint annuitant, if any.

If the annuitant is other than the owner and the annuitant dies after the
---------------------------------------------------------------
settlement date, payments cease for life-contingency only plans. Payments continue to the owner for the remainder of any guarantee period or for the lifetime of a surviving joint annuitant, if any.

If the annuitant is other than the owner and the owner dies after the settlement
-----------------------------------------------------------
date, payments continue to the beneficiary according to the payment plan in effect.


131102                              Page 8                            (06/2006)

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our corporate office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

AMOUNT AND INTERVALS

Purchase payments may be paid in a single sum or in installments until the earlier of: (1) the date this contract terminates by surrender or otherwise; or
(2) the date on which the annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of your purchase payments; or (3) change the interval of your purchase payments.

PAYMENT LIMITS PROVISION

Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Minimum Purchase Payments - If you intend to make installment purchase payments such payments, on an annualized basis, must be at least equal to $600. Additional payments must be at least $50.

We reserve the right to not accept purchase payments allocated to the fixed account for twelve months following: (1) a partial surrender from the fixed account; or (2) a lump sum transfer from the fixed account to the variable subaccounts.

We also reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 24 months; and (2) less than $600 in purchase payments have been paid under this contract. In this event we will give you 30 days written notice of our intent to cancel this contract. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

ALLOCATION OF PURCHASE PAYMENTS

You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%. Your allocation instructions as of the contract date are shown under Contract Data. By written request, or by other method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our corporate office.

We reserve the right to limit purchase payment allocations to the fixed account during any time period that our credited rate of interest for new purchase payments is equal to the Fixed Account Minimum Interest Rate shown under Contract Data.

PURCHASE PAYMENT CREDITS

If shown under Contract Data, we add a percentage of all purchase payments received in the first contract year as an additional credit to your contract.

Each credit is allocated to your contract value when the applicable purchase payment is applied to your contract value. Such credits are allocated to your contract value according to allocation instructions in effect for your purchase payments.

Credits shall be reversed from the contract value for any purchase payment that is not honored.

We reserve the right to reverse from the contract value credits applied within 12 months preceding: (1) the date of death that results in a death benefit payment under this contract; (2) a request for surrender charge waiver due to Hospital or Nursing Home Confinement or Terminal Illness; or (3) settlement of the contract under an Annuity Payment Plan.

The amount returned to you under the Right to Examine Contract (Free-look) provision shall not include any credits applied to your contract.


131102                              Page 9                            (06/2006)

                                 CONTRACT VALUE

CONTRACT VALUE

The contract value at any time is the sum of: (1) the Fixed Account Contract Value; and (2) the Variable Account Contract Value.

If: (1) part or all of the contract value is surrendered; or (2) charges described herein are made against the contract value; then a number of accumulation units from the variable subaccounts and an amount from the Regular Fixed Account will be deducted to equal such amount. Such charges may be deducted from any Special DCA fixed account but only if insufficient amounts are available from your Regular Fixed Account and variable subaccounts. For surrenders, deductions will be made from the fixed account or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the Regular Fixed Account will be deducted in the same proportion that your interest in each bears to the total contract value less any Special DCA fixed account.

VARIABLE ACCOUNT CONTRACT VALUE

Your variable account contract value at any time will be the sum of the value of the units in any variable subaccount resulting from: (1) purchase payments and any purchase payment credits allocated to a subaccount; plus (2) any amounts transferred to a subaccount from another subaccount or from the fixed account; less (3) any amounts transferred from a subaccount to another subaccount or to the fixed account; less (4) any amounts deducted from a subaccount for surrenders, contract administrative charges or any rider charges.

FIXED ACCOUNT CONTRACT VALUE

Your fixed account contract value at any time will be: (1) the sum of all purchase payments allocated to any Regular Fixed Account plus interest credited; plus (2) the sum of all purchase payments allocated to any Special DCA fixed account, plus interest credited; plus (3) any amounts transferred to the Regular Fixed Account from any variable subaccount, plus interest credited; less (4) any amounts transferred from the Regular Fixed Account and Special DCA fixed account to any variable subaccount; less (5) any amounts deducted for surrenders, contract administrative charges or any rider charges.

INTEREST TO BE CREDITED

We will credit interest to the fixed account contract value. Interest will begin to accrue at our current crediting rate on the date the purchase payments which are received in our corporate office become available to us for use. After the first year, interest will accrue on the fixed account value at rates determined by us and at our discretion. These rates will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses. However, our current crediting rate will never be less than the Fixed Account Minimum Interest Rate shown under Contract Data.

CONTRACT ADMINISTRATIVE CHARGE

We charge a fee for establishing and maintaining our records for this contract. The charge is shown under Contract Data and is deducted from the contract value at the end of each contract year or, if earlier, when the contract is fully surrendered. The charge deducted will be prorated among the variable subaccounts and the Regular Fixed Account in the same proportion your interest in each bears to the total contract value less any Special DCA fixed account. Such charges will only be deducted from any Special DCA fixed account if insufficient amounts are available from your Regular Fixed Account and variable subaccounts.

We reserve the right to adjust this charge after the first contract anniversary but the charge will never exceed the amount shown under Contract Data. We waive or reduce this charge if your contract value, or your total purchase payments, less any purchase payments surrendered, equals or exceeds the amount shown under Contract Data.

If you make a full surrender of this contract, we deduct the full contract administrative charge at the time of the full surrender regardless of purchase payments made or contract value.

The charge does not apply after settlement of this contract under an annuity payment plan.

PREMIUM TAX CHARGES

We reserve the right to deduct an amount from the value of this contract at the time that any applicable premium taxes assessed against the Company or otherwise not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.


131102                             Page 10                            (06/2006)

TRANSFERS OF CONTRACT VALUES

While this contract is in force prior to the settlement date, transfer of contract values may be made as outlined below unless contract values are required to be allocated to certain accounts or subaccounts under the terms of certain optional benefit riders, if any, attached to this contract:

1. You may transfer all or part of the values held in one or more variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account (other than any Special DCA fixed account).

2. On or within the 30 days after a contract anniversary you may transfer an amount from the fixed account (other than any Special DCA fixed account) to one or more of the variable subaccounts. This amount shall not exceed the greater of: a) the percentage of your fixed account contract value (as of the beginning of the contract year) shown under Contract Data; or b) the amount transferred out of the fixed account in the previous contract year excluding any automated transfer amounts. Only one such transfer is allowed during this period each year. If such a transfer is made, no transfers from a variable subaccount to the fixed account may be made until the next contract anniversary. We reserve the right to limit transfers to the Regular Fixed Account during any time period that our credited rate of interest for new purchase payments is equal to the Fixed Account Minimum Interest Rate shown under Contract Data.

You may make a transfer by written request. Transfer requests may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures.

These transfer privileges may be suspended or modified by us at any time. The right to transfer contract values among the subaccounts and fixed account is also subject to modification if we determine, at our sole discretion, that the exercise of that right by one or more contract owners is, or would be, to the disadvantage of other contract owners. Any modification could be applied to transfers to or from some or all of the subaccounts and fixed account. These modifications could include, but not be limited to, the requirements of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract owner, limiting the dollar amount that may be transferred between the subaccounts and the fixed account by a contract owner at any one time. We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right we consider to be to the disadvantage of other contract owners.

DOLLAR COST AVERAGING (DCA)

You may authorize the automatic transfer of specified amounts, according to rules currently in effect, from the Regular Fixed Account or any of the variable subaccounts to any other variable subaccounts other than the source account.

SPECIAL DCA PROGRAM: You may elect to participate in the Special DCA Program by written request. Under the program you may allocate new purchase payments and any related purchase payment credits to the Special DCA fixed account and authorize the automatic transfer of amounts on a monthly basis from the Special DCA fixed account to any of the variable subaccount(s) or any asset allocation models under certain optional benefit riders. The minimum purchase payment into the Special DCA fixed account is shown under Contract Data. All amounts allocated to the Special DCA fixed account will be transferred out within the specified Special DCA fixed account time period you elect from the time periods we make available.

We credit interest to each Special DCA fixed account at our current crediting rate for the Special DCA fixed account. We may change the interest rate for any Special DCA fixed account from time to time at our discretion however, the rate will never be less than the Fixed Account Minimum Interest Rate shown under Contract Data.

You may terminate the Special DCA Program at any time. However, upon termination or annuitization, any amounts remaining in the Special DCA fixed account will immediately be transferred to the Regular Fixed Account.


131102                              Page 11                            (06/2006)

                           FIXED AND VARIABLE ACCOUNTS

THE FIXED ACCOUNT

The fixed account is our general account. It is made up of all of our assets other than:

1.    those in the variable subaccounts; and

2.    those in any other segregated asset account.

THE VARIABLE ACCOUNT

The variable account is a separate investment account of ours. It consists of several subaccounts, which are named under Contract Data. We have allocated a part of our assets for this contract to the variable accounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

INVESTMENTS OF THE VARIABLE ACCOUNT

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. We have the right to substitute funds for those shown under Contract Data, including funds other than those shown under Contract Data. We may also: add additional subaccounts investing in other funds; combine subaccounts; transfer assets to and from the subaccounts or the variable account; and eliminate or close any subaccounts.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this contract is delivered.

VALUATION OF ASSETS

Fund shares in the variable subaccounts will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any purchase payment credits allocated to the subaccount; and

2.    transfers to the subaccount;

and subtracting the number of accumulation units from:

1.    transfers from the subaccount; and

2.    surrenders (including surrender charges) from the subaccount; and

3. contract administrative charge or any rider charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

(1)   is the amount allocated to or deducted from the subaccount; and

(2) is the accumulation unit value for the subaccount for the respective valuation period during which we receive the purchase payment or transfer value, or during which we deducted transfers, surrenders, surrender charges, rider charges or contract administrative charges.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

      The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.


131102                              Page 12                            (06/2006)

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any one valuation period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

(1)   is the sum of:

      a) the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

      b) the per share amount of any dividend or capital gain distributions made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

(2) is the net asset value per share of fund held in the variable subaccount, determined at the end of the last prior valuation period.

(3)   is a factor representing the mortality and expense risk charge.

MORTALITY AND EXPENSE RISK CHARGE

In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts which is equal, on an annual basis, to a percentage of the daily net asset value. The annual percentage charge is shown under Contract Data. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first funds were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable subaccount for the last prior valuation periods is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into Table A under the Tables of Settlement Rates section.


131102                              Page 13                            (06/2006)

                              SURRENDER PROVISIONS

SURRENDER

By written request and subject to the rules below you may:

1.    surrender this contract for the total surrender value; or

2.    partially surrender this contract for a part of the surrender value.

RULES FOR SURRENDER

All surrenders will have the following conditions:

1. You must apply by written request or other method agreed to by us: (a) while this contract is in force; and (b) prior to the earlier of the settlement date or the death of the owner.

2. Unless we agree otherwise, you must surrender an amount equal to at least $250 or the entire contract value, if less. The contract value after a partial surrender must be at least $600.

3. The amount surrendered, less any charges, will normally be paid to you within seven days of our receipt of your written request and the return of this contract, if required. For surrenders from the fixed account and following any required regulatory approval, we have the right to defer payment to you for up to 6 months from the date we receive the request .

4. For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and Regular Fixed Account in the same proportion as your interest in each bears to the contract value less any Special DCA fixed account. Amounts will only be surrendered from any Special DCA fixed account if insufficient amounts are available in the variable subaccounts and Regular Fixed Account.

5. If the owner dies following a surrender request, payment will be made to the owner's estate.

6.    Any amounts surrendered and charges which may apply can not be repaid.

Upon surrender for the full surrender value this contract will terminate. We may require that you return the contract to us before we pay the full surrender value.

SURRENDER VALUE

The surrender value at any time will be:

1.    the contract value;

2.    minus the contract administrative charge and any applicable rider charges;

3.    minus any surrender charge.

SURRENDER CHARGE

If you surrender all or a part of your contract in the first three contract years, you may be subject to a surrender charge as shown under Contract Data.

      For full surrenders, the surrender charge applies to purchase payments you have made that have not previously been subject to a surrender charge. The surrender charge amount is determined by:

      a)    adding together all purchase payments you have made to the contract,

      b)    subtracting any purchase payments already surrendered,

      c) subtracting any waiver of surrender charge as described in the "Waiver of Surrender Charge" section, and

      d)    multiplying the result by the surrender charge percentage.

      For partial surrenders, the surrender charge is prorated based on the percentage of your contract value being surrendered. For example, if you surrender half of your contract value, approximately half of the surrender charge applicable for a full surrender would be charged. (However, any waivers of surrender charge will not be prorated, so the surrender charge in the above example would be reduced further to account for applicable waivers.)


131102                              Page 14                            (06/2006)

      For partial surrenders within the first three contract years, we determine the amount that represents purchase payments which could be subject to a surrender charge by the following formula:

         PS - FA   X   (PP - PE)
         -------
         CV - FA

         PS =   Amount of partial surrender

         FA = Free amount (amounts that are subject to a waiver of surrender charge)

         CV =  Contract value prior to the surrender

         PP =   Purchase payments not previously surrendered

         PE = Amounts surrendered totaling up to 10% of the prior contract anniversary value to the extent it is larger than amounts surrendered that represent contract earnings (See item 1 under Waiver of Surrender Charges.)

      After calculating the amount of purchase payments that are subject to a surrender charge, we multiply the result by the surrender charge percentage.

      For a partial surrender that is subject to a surrender charge, the amount we actually surrender from your contract value will be the amount you request plus any applicable surrender charge. The surrender charge is applied to this total amount. We pay you the amount you requested.

The surrender charge applies regardless of the contract value at time of surrender. Therefore, the purchase payment amount applied to the surrender charge percentage may be greater or less than the contract value.

WAIVER OF SURRENDER CHARGES

Surrender charges are waived for all of the following:

1. In each of the first three contract years, amounts surrendered totaling up to 10% of the contract value not previously surrendered as of the beginning of that contract year,(1) or, if larger, amounts surrendered that represent contract earnings;(2) and

      (1) All purchase payments and any purchase payment credits received prior to your surrender request are considered the beginning of contract year contract value during the first contract year.

      (2) Contract earnings are defined as the contract value less purchase payments not previously surrendered.

2.    Death Benefit payments made in the event of the death of the owner; and

3.    Contracts settled under an Annuity Payment Plan; and

4. For tax qualified contracts, amounts surrendered to meet applicable minimum distribution requirements under the Code to the extent they exceed amounts waived under item 1 of this provision; and NOTE: Amounts surrendered under this waiver provision are limited to required minimum distributions for this contract only and to one time per year unless we agree otherwise.

5. Exercise of the Waiver of Surrender Charges Upon Hospital or Nursing Home Confinement described below; and

6. Exercise of the Waiver of Surrender Charges Upon Terminal Illness Disability Diagnosis.

WAIVER OF SURRENDER CHARGES UPON HOSPITAL OR NURSING HOME CONFINEMENT

If the owner is age 75 or younger on the contract date, surrender charges will be waived providing the following requirements are met:

1. We receive satisfactory written proof as described below that you are or your spouse is confined in a nursing home or hospital; and

2.    such confinement has lasted for 60 straight days; and

3.    such confinement began after the contract date of this contract; and

4. we receive your surrender request no later than 91 days after the release from the hospital or nursing home.

To qualify, the letter of proof must:

(a) be signed by your licensed physician or the hospital or nursing home administrator; and

(b)   be on appropriate medical letterhead; and

(c)   specify the confinement dates; and

(d) if hospital confinement, specify hospital name, address and that it is operated pursuant to state and federal law; or


131102                              Page 15                            (06/2006)

(e) if nursing home confinement, specify nursing home name, address and that it meets the following definition of a nursing home.

To qualify, the nursing home must be a facility or distinctly separate part of a hospital or other institution(3) which is licensed by the appropriate licensing agency to engage primarily in providing nursing care and related services to inpatients; and:

(a) provide 24 hour a day nursing service under a planned program of policies and procedures which was developed with the advice of, and is periodically reviewed and executed by, a professional group of at least one Doctor and one Nurse; and

(b)   have a Doctor available to furnish medical care in case of emergency; and

(c) have at least one Nurse who is employed there full time (or at least 24 hours per week if the facility has less than 10 beds); and

(d)   have a Nurse on duty or on call at all times; and

(e)   maintain clinical records for all patients; and

(f) have appropriate methods and procedures for handling and administering drugs and biologicals.

(3) If an institution or facility has multiple licenses or purposes, a portion, ward, wing or unit thereof will qualify as a Nursing Home only if it meets all of the above criteria, is authorized by license to provide nursing care to inpatients, and is engaged principally in providing such nursing care in accordance with that license.

WAIVER OF SURRENDER CHARGES UPON TERMINAL ILLNESS DISABILITY DIAGNOSIS

If the owner is age 75 or younger on the contract date, surrender charges will be waived providing the following requirements are met:

1. We receive satisfactory written proof as described below that you are or your spouse is diagnosed as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the diagnosis; and

2.    such diagnosis occurred after the contract date of this contract; and

3. a physician who is legally qualified and licensed to practice medicine in his/her state of residence and is operating within the scope of that license rendered such diagnosis.

You must provide us with a letter of proof when you request the surrender. Your surrender request may be sent to us any time after the terminal illness diagnosis and before the death. (At death, the death benefit becomes payable to the beneficiary.)

To qualify, the letter of proof must:

(a) be signed by your physician who is legally qualified and licensed to practice medicine in his/her state of residence and is operating within the scope of that license; and

(b)   be on appropriate medical letterhead; and

(c) specify the terminal illness, the expected date of death and the date the terminal illness was initially diagnosed.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.    when the New York Stock Exchange is closed; or

2.    when trading on the New York Stock Exchange is restricted; or

3. when an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.


131102                             Page 16                            (06/2006)

                               ANNUITY PROVISIONS

SETTLEMENT

When settlement occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the settlement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract, which provides for the annuity payments.

CHANGE OF SETTLEMENT DATE

You may change the settlement date shown for this contract. Tell us the new date by written request. However the settlement date may not be later than the later of: (1) the annuitant's 90th birthday; or (2) the tenth contract anniversary; or
(3) such other date as agreed upon by us. Also, if you select a new date, it must be at least 30 days after we receive your written request at our corporate office.

ANNUITY PAYMENT PLANS

Subject to the terms of this contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

    PLAN A - LIFE INCOME NON-REFUND.
    Monthly annuity payments will be paid during the lifetime of the annuitant. No payments will be made after the annuitant dies.

    PLAN B - LIFE INCOME WITH GUARANTEED PERIOD.
    Monthly annuity payments will be paid during the lifetime of the annuitant with a guarantee that payments will be made for a period certain of at least five, ten, fifteen or twenty years whether or not the annuitant is living. You must select the guaranteed period.

    PLAN C - LIFE INCOME WITH INSTALLMENT REFUND.
    Monthly annuity payments will be paid during the lifetime of the annuitant with a guarantee that payments will be made for a certain number of months whether or not the annuitant is living. The number of months is determined by dividing the contract value applied under this plan by the amount of the first monthly payment.

    PLAN D - JOINT AND SURVIVOR LIFE INCOME NON-REFUND.
    Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies, we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

    PLAN E - TERM CERTAIN INSTALLMENT.
    Monthly annuity payments will be paid for a specified period of years. The period of years may be no less than 10 nor more than 30.

By written request to us at least 30 days before the settlement date, you may select the Plan. The default annuity option is Plan B with payments guaranteed for ten years.

If the amount applied to a Plan is less than $2,000 or would not provide an initial monthly payment of at least $20, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the surrender value.


131102                             Page 17                             (06/2006)

ALLOCATION OF CONTRACT VALUES AT SETTLEMENT

At the time of settlement under an Annuity Payment Plan, you may allocate your contract value to provide fixed dollar payments and/or allocate your contract value in whole percentages among the variable subaccounts to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during settlement.

FIXED ANNUITY

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments remain the same. At settlement contract value amounts you allocate will be applied to the applicable Settlement Table. This will be done in accordance with the Payment Plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B under the Tables of Settlement Rates section.

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount: and (2) vary in amount with the investment experience of the variable subaccounts.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT

At settlement, the variable account contract value will be applied to the applicable Settlement Table. This will be done: (1) on the valuation date on or next preceding the 7th calendar day before the settlement date; and (2) in accordance with the Payment Plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Settlement Rates section.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable annuity payments after the first vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the 7th calendar day before the settlement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the 7th calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variation in expenses or mortality experience.

EXCHANGE OF ANNUITY UNITS

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start, no exchanges may be made to or from any fixed annuity.


131102                             Page 18                             (06/2006)

                           TABLES OF SETTLEMENT RATES

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect at settlement. Such rates are guaranteed to be not less than those shown in Table
B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and age of the annuitant at settlement. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at settlement.

                  TABLE A - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------
                           PLAN A                            PLAN B                             PLAN C           PLAN D
------------------------------------------------------------------------------------------------------------------------------
    Age                                                 Life Income with                     Life Income    Joint & Survivor
    at       Beginning  Life Income      Five Years        Ten Years        Fifteen Years    Installment       Non-Refund
  Annuit-       In       Non-Refund        Certain          Certain            Certain          Refund        Male & Female
  ization     Year     Male    Female    Male    Female  Male    Female    Male    Female    Male   Female      Same Age
------------------------------------------------------------------------------------------------------------------------------
  Age 65      2010     6.42     5.92     6.37    5.89    6.23     5.82     6.01     5.71     6.07    5.72         5.35
              2015     6.33     5.84     6.28    5.82    6.15     5.76     5.95     5.65     6.00    5.66         5.30
              2020     6.24     5.77     6.20    5.75    6.09     5.70     5.90     5.60     5.94    5.61         5.26
              2025     6.16     5.71     6.13    5.69    6.02     5.64     5.85     5.55     5.88    5.55         5.21
              2030     6.09     5.65     6.05    5.63    5.96     5.59     5.80     5.51     5.82    5.51         5.18
              2035     6.01     5.59     5.99    5.58    5.90     5.54     5.75     5.47     5.77    5.46         5.14
------------------------------------------------------------------------------------------------------------------------------

  Age 70      2010     7.29     6.64     7.19    6.58    6.90     6.44     6.49     6.20     6.71    6.29         5.86
              2015     7.17     6.53     7.07    6.49    6.81     6.35     6.43     6.13     6.62    6.21         5.79
              2020     7.05     6.43     6.97    6.39    6.72     6.27     6.37     6.07     6.54    6.14         5.72
              2025     6.94     6.34     6.86    6.31    6.64     6.20     6.32     6.02     6.46    6.07         5.66
              2030     6.84     6.25     6.77    6.22    6.56     6.13     6.26     5.96     6.38    6.00         5.61
              2035     6.74     6.17     6.67    6.15    6.48     6.06     6.21     5.91     6.31    5.94         5.56
------------------------------------------------------------------------------------------------------------------------------

  Age 75      2010     8.51     7.71     8.28    7.59    7.69     7.24     6.97     6.75     7.54    7.08         6.60
              2015     8.34     7.56     8.13    7.45    7.59     7.14     6.91     6.68     7.43    6.97         6.50
              2020     8.17     7.41     7.98    7.32    7.49     7.04     6.86     6.62     7.32    6.87         6.40
              2025     8.02     7.28     7.84    7.19    7.39     6.94     6.81     6.56     7.22    6.78         6.32
              2030     7.87     7.16     7.71    7.08    7.30     6.85     6.75     6.50     7.12    6.69         6.24
              2035     7.73     7.04     7.59    6.97    7.21     6.76     6.70     6.45     7.03    6.61         6.16
------------------------------------------------------------------------------------------------------------------------------

  Age 85      2010     12.67    11.74    11.49   10.89   9.37     9.17     7.65     7.61    10.10    9.65         9.30
              2015     12.33    11.39    11.26   10.65   9.29     9.06     7.64     7.58     9.91    9.45         9.09
              2020     12.00    11.07    11.04   10.41   9.21     8.96     7.62     7.56     9.74    9.28         8.89
              2025     11.70    10.77    10.83   10.19   9.13     8.87     7.60     7.53     9.57    9.11         8.70
              2030     11.42    10.50    10.63   9.98    9.04     8.77     7.58     7.51     9.42    8.95         8.53
              2035     11.15    10.24    10.44   9.78    8.96     8.67     7.56     7.48     9.28    8.80         8.37
------------------------------------------------------------------------------------------------------------------------------

  Age 90      2010     16.12    15.30    13.50   13.10   10.00    9.91     7.79     7.77    12.01   11.61         11.64
              2015     15.68    14.81    13.29   12.84   9.96     9.86     7.78     7.77    11.80   11.38         11.35
              2020     15.27    14.37    13.08   12.60   9.92     9.81     7.78     7.77    11.60   11.16         11.09
              2025     14.88    13.95    12.88   12.36   9.88     9.76     7.78     7.76    11.42   10.96         10.84
              2030     14.52    13.57    12.68   12.14   9.84     9.70     7.77     7.76    11.25   10.78         10.61
              2035     14.17    13.21    12.49   11.92   9.80     9.65     7.77     7.75    11.08   10.61         10.41
------------------------------------------------------------------------------------------------------------------------------

Table A above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G and a 5.0% assumed investment return. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5.0% assumed investment return.

                PLAN E - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000 APPLIED
----------------------------------------------------------------------------------------------------------------------
   YEARS PAYABLE       MONTHLY PAYMENT     YEARS PAYABLE      MONTHLY PAYMENT     YEARS PAYABLE      MONTHLY PAYMENT
----------------------------------------------------------------------------------------------------------------------
         10                10.51                 17                7.20                 24                5.88
         11                 9.77                 18                6.94                 25                5.76
         12                 9.16                 19                6.71                 26                5.65
         13                 8.64                 20                6.51                 27                5.54
         14                 8.20                 21                6.33                 28                5.45
         15                 7.82                 22                6.17                 29                5.36
         16                 7.49                 23                6.02                 30                5.28
----------------------------------------------------------------------------------------------------------------------


131102                             Page 19                             (06/2006)

                  TABLE B- DOLLAR AMOUNTS OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT PER $1,000 APPLIED

------------------------------------------------------------------------------------------------------------------------------
                           PLAN A                            PLAN B                             PLAN C           PLAN D
------------------------------------------------------------------------------------------------------------------------------
    Age                                                 Life Income with                     Life Income    Joint & Survivor
    at       Beginning  Life Income      Five Years        Ten Years        Fifteen Years    Installment       Non-Refund
  Annuit-       In       Non-Refund        Certain          Certain            Certain          Refund        Male & Female
  ization     Year     Male    Female    Male   Female   Male    Female    Male    Female   Male   Female       Same Age
------------------------------------------------------------------------------------------------------------------------------
  Age 65      2010     4.65     4.19     4.63    4.18    4.53     4.13     4.37     4.05    4.12    3.86          3.68
              2015     4.57     4.12     4.54    4.10    4.46     4.06     4.31     3.99    4.07    3.81          3.63
              2020     4.48     4.05     4.46    4.04    4.39     4.00     4.25     3.93    4.01    3.77          3.58
              2025     4.41     3.98     4.39    3.97    4.32     3.94     4.19     3.88    3.96    3.72          3.54
              2030     4.33     3.92     4.31    3.92    4.25     3.89     4.14     3.83    3.92    3.68          3.50
              2035     4.26     3.87     4.25    3.86    4.19     3.84     4.08     3.79    3.87    3.64          3.46
------------------------------------------------------------------------------------------------------------------------------

  Age 70      2010     5.53     4.92     5.46    4.89    5.25     4.78     4.91     4.59    4.68    4.38          4.22
              2015     5.41     4.82     5.34    4.79    5.15     4.70     4.84     4.53    4.61    4.31          4.15
              2020     5.29     4.72     5.24    4.70    5.06     4.62     4.78     4.46    4.54    4.25          4.09
              2025     5.19     4.63     5.14    4.61    4.98     4.54     4.72     4.40    4.48    4.20          4.03
              2030     5.08     4.55     5.04    4.53    4.90     4.47     4.66     4.34    4.42    4.14          3.97
              2035     4.99     4.47     4.95    4.46    4.82     4.40     4.60     4.28    4.36    4.09          3.92
------------------------------------------------------------------------------------------------------------------------------

  Age 75      2010     6.73     5.98     6.56    5.90    6.10     5.64     5.45     5.21    5.39    5.06          4.99
              2015     6.56     5.84     6.41    5.77    5.99     5.53     5.39     5.14    5.30    4.98          4.89
              2020     6.40     5.70     6.27    5.64    5.89     5.43     5.33     5.07    5.22    4.90          4.80
              2025     6.25     5.57     6.13    5.52    5.78     5.33     5.27     5.01    5.13    4.82          4.71
              2030     6.11     5.45     6.00    5.40    5.69     5.24     5.22     4.94    5.06    4.75          4.63
              2035     5.98     5.34     5.88    5.30    5.59     5.15     5.16     4.88    4.99    4.69          4.56
------------------------------------------------------------------------------------------------------------------------------

  Age 85      2010     10.82    9.93     9.86    9.26    7.94     7.72     6.23     6.18    7.54    7.20          7.71
              2015     10.49    9.60     9.63    9.02    7.85     7.61     6.22     6.16    7.39    7.05          7.50
              2020     10.18    9.30     9.41    8.78    7.76     7.50     6.20     6.13    7.26    6.92          7.31
              2025     9.89     9.01     9.20    8.56    7.68     7.40     6.18     6.10    7.14    6.80          7.13
              2030     9.62     8.75     9.00    8.35    7.59     7.30     6.16     6.08    7.03    6.68          6.97
              2035     9.36     8.51     8.81    8.16    7.50     7.20     6.14     6.05    6.93    6.58          6.82
------------------------------------------------------------------------------------------------------------------------------

  Age 90      2010     14.23    13.43    11.97   11.56   8.63     8.54     6.38     6.37    9.17    8.85          10.04
              2015     13.80    12.97    11.75   11.30   8.59     8.48     6.38     6.36    9.02    8.69          9.77
              2020     13.41    12.54    11.54   11.05   8.55     8.42     6.37     6.36    8.88    8.54          9.51
              2025     13.04    12.14    11.33   10.81   8.51     8.37     6.37     6.35    8.75    8.41          9.28
              2030     12.69    11.78    11.14   10.58   8.46     8.31     6.37     6.35    8.63    8.28          9.06
              2035     12.36    11.44    10.94   10.37   8.42     8.26     6.36     6.35    8.52    8.17          8.86
------------------------------------------------------------------------------------------------------------------------------

Table B above is based on the "Annuity 2000 Mortality Table" at 2.0% annual effective interest rate with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 2.0% annual effective interest rate.

            PLAN E - DOLLAR AMOUNT OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT PER $1,000 APPLIED

----------------------------------------------------------------------------------------------------------------------
   YEARS PAYABLE       MONTHLY PAYMENT     YEARS PAYABLE      MONTHLY PAYMENT     YEARS PAYABLE      MONTHLY PAYMENT
----------------------------------------------------------------------------------------------------------------------
         10                 9.18                 17                5.77                 24                4.36
         11                 8.42                 18                5.50                 25                4.22
         12                 7.80                 19                5.26                 26                4.10
         13                 7.26                 20                5.04                 27                3.98
         14                 6.81                 21                4.85                 28                3.87
         15                 6.42                 22                4.67                 29                3.77
         16                 6.07                 23                4.51                 30                3.68
----------------------------------------------------------------------------------------------------------------------


131102                             Page 20                             (06/2006)

DEFERRED ANNUITY CONTRACT

-     FLEXIBLE PURCHASE PAYMENTS.

-     OPTIONAL FIXED DOLLAR OR VARIABLE ACCUMULATION VALUES AND ANNUITY
      PAYMENTS.

-     ANNUITY PAYMENTS TO BEGIN ON THE SETTLEMENT DATE.

-     THIS CONTRACT IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.


IDS LIFE INSURANCE COMPANY
70100 Ameriprise Financial Center
Minneapolis, MN 55474